Exhibit 10.2

Employment Agreement

The following employment agreement has been entered into by and between Autoliv AB (organizational number 556036-1981), hereinafter referred to as the "Company", and Mikael Hagström hereinafter referred to as the "Employee".

1. General Provisions

Employment

The Employee shall be employed for an undetermined period of time by Autoliv AB as VP Financial Control commencing on August 17, 2020. The parties may agree on an earlier start date.

The position is full-time and governed by the Swedish Employment Protection Act.

The Employee's place of work is Stockholm where all duties will be carried out, except for ordinary business trips.

In the event of a transfer to any other assignment within the Company or significant change of position, the employment conditions will be reviewed.

Duties and Area of Responsibility

The Employee undertakes to carry out such duties as the Company from time to time may impose on the Employee and as are naturally related to the Employee's position.

General Obligations

The employment relationship shall be based on mutual loyalty and the promotion of the interests of the Company and, the Employee shall, during the term of employment and thereafter hold in complete confidence information concerning the Company's products, business relationships, and other matters, which are not intended for any third party.

The employee shall perform his duties acknowledging the Company's Code of Conduct.

Prohibition of misuse of insider information

The employee has received the Company's insider dealing rules and has acquainted himself with them, and he undertakes to follow these rules.

Intellectual property rights

All intellectual property rights (including future rights, the right to assign and the right to modify) to the results of the Employee's work shall be assigned by this contract to the Company within the limits of applicable law without separate compensation, unless agreed in writing.

2. Side-line Occupation

Competing Activities

The Employee may not, during the term of employment, be employed by, or have an assignment for, or in any other way, directly or indirectly, conduct any business within the field of activities of the Company or in any other manner be active within an area relating to such field.

Other Activities

The Employee may not, without the written consent of his direct manager accept any other position or assignment for which he receives compensation.

1(3)

3. Compensation and Benefits

Base Salary

The Employee shall receive a fixed annual salary of SEK 1 896 000 in 2020 year's salary level.

Compensation for travelling time and overtime shall be included in the fixed salary. A review of the fixed salary shall be made annually, the first time in 2021.

Bonus

Bonus is paid according to each time applicable rules and principles within the company for employees at equivalent level. Until otherwise changed the target bonus shall be 25% with a max cap of 2.0 of the employees' base salary.

Equity Incentive program

The employee will be eligible to participate in Autoliv's Stock Incentive Plan 2021, provided that the plan has been approved by the Board of Directors and that the employee has started his employment no later than the vesting date in February, 2021.

Company car

According to the company car policy from time to time you are eligible for a company car in this current role.

Health care

The company will provide the employee with a yearly health examination according to the company's policy for health care applicable from time to time.

4. Other Employment Terms

Holiday

The Employee shall be entitled to 30 days holiday per calendar year.

Pension

The employee is covered by an occupational pension plan (Industrins Tilläggspension, ITPl) according to applicable collective agreement.

5. Termination

Notice of termination

The period of notice of termination is three (3) months when given by the Employee and three (3) when given by the Company.

Conditions during the notice period

During the notice period or any part thereof, the Company shall be entitled, with immediate effect, to release the Employee from his duties concerning Company affairs. If the Employee is released from his duties during the notice period the Employee is entitled, by written consent by his direct manager to take up employment with another Employer or start his own business.

6. Miscellaneous

In relation to those aspects which are not governed by this contract, the terms and conditions for the Employee's employment correspond to the terms and conditions set forth in the collective agreements and regulations applicable to the Company.

The contents of this employment agreement, or any part thereof, may not be disclosed to any third party unless otherwise required by law or where the parties agree thereto.

2(3)

All material, including copies, in possession of the Employee as a consequence of his employment with the Company shall be returned to the Company upon termination of the employment, or when the Employee resigns from his position during the period of notice of termination.

Benefits pursuant to this employment agreement may be deemed to be taxable benefits pursuant to tax legislation applicable from time to time. The Company shall not pay compensation in respect of any amendment to the tax legislation.

This employment agreement has been executed in two originals, identical counterparts of whom each party has received one.

Stockholm, July 6, 2020	Stockholm, July,6 2020

Autoliv AB
Veronica Eriksson	Mikael Hagström
VP HR Sales, ROE & Corporate Functions

3(3)